Exhibit 10.5

AMENDMENT NO.1 TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 to the Executive Employment Agreement (“Amendment”) is made effective as of the 1st day of November, 2016.

BETWEEN:

ZOMEDICA PHARMACEUTICALS CORP., a body corporate duly incorporated pursuant to the laws of the Province of Alberta and having its registered office in the City of Calgary, in the Province of Alberta (hereinafter referred to as the "Corporation")

- and -

SHAMEZE RAMPERTAB, an individual residing in the City of Oakville, Ontario (hereinafter referred to as the "Executive")

WHEREAS the Corporation and the Executive are parties to an Employment Agreement dated as of July 16, 2016 (the “Employment Agreement”), between the parties and pursuant to which Executive serves as the Company’s Chief Financial Officer; and

WHEREAS, the Company and Executive wish to further amend the Employment Agreement in certain respects as provided in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and other consideration, the receipt and sufficiency of which hereby are acknowledged, the Company and Executive hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions.

Terms not otherwise defined in this Amendment shall have the meanings attributed to such terms in the Employment Agreement. References in the Employment Agreement and this Amendment to this “Agreement" mean the Employment Agreement as amended by this Amendment and as further amended from time to time as provided in the Employment Agreement.

ARTICLE 2
AMENDMENTS

2.1	The Employment Agreement is hereby amended in the following respects:

2.2	Section 5.1(a) is amended to increase the Executive’s gross salary to CAD$300,000 effective November 1, 2016.

(a)	The Corporation shall pay the Executive a gross salary ("Salary") in respect of each Year of Employment during the Term of this Agreement (before deduction for income taxes and other required statutory deductions) of CAD$300,000, payable in arrears in equal semi-monthly installments during such Year of Employment. The Salary will be reviewed on a 'as required' basis and may be increased by such amount, if any, as approved from time to time. Other than pursuant to the Remuneration Plan, the Board of Directors will provide the Executive with a performance and salary review once each calendar year.

2.3	Section 5.1(b) is amended to extend the quarterly bonus to September 30, 2017.

(b)	The Corporation shall pay to the Executive a quarterly bonus in the amount of CAD$13,500 for the quarters ending December 31, 2016, March 31, 2017, June 30, 2017 and September 30, 2017, payable at the end of each quarter. Going forward, the Executive shall be entitled, in addition to Salary, to participate in the bonus plan or plans provided by the Corporation from time to time to senior executives.

2.4	Section 5.1(c) is added regarding a semi-annual performance bonus.

(c)	The Corporation shall pay the Executive an additional semi-annual performance bonus as follows:

(i)	the amount of CAD$30,000 the earlier of April 30, 2017 or the achievement of a cross listing to a U.S. exchange; and

(ii)	the amount of CAD$30,000 the earlier of October 31, 2017 or the achievement of a capital raise.

ARTICLE 3
GENERAL

3.1                    No other changes to the Executive Employment Agreement, except as expressly amended by this Amendment, all of the terms of the Executive Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date and year first above written.

ZOMEDICA PHARMACEUTICALS CORP.
	Per:	/s/ Gerald Solensky Jr.
Gerald Solensky Jr. President & CEO

/s/ Lynn Rampertab	/s/ Shameze Rampertab
Witness	Shameze Rampertab
Name: Lynn Rampertab